Exhibit 99.1

Brookline Bancorp, Inc. and First Ipswich Bancorp Announce Acquisition Agreement

BROOKLINE, Mass. and IPSWICH, Mass.--(BUSINESS WIRE)--October 26, 2010--

CONTACTS:

For Brookline Bancorp, Inc.
Paul Bechet, Chief Financial Officer
Telephone: 617-278-6405

For First Ipswich Bancorp
Russell Cole, Chief Executive Officer
Telephone: 978-356-8157

Brookline Bancorp, Inc. (“Brookline”) (NASDAQ: BRKL) and First Ipswich Bancorp (“First Ipswich”) (OTC: FIWC) announced today that they have signed a definitive agreement under which Brookline will acquire First Ipswich. The agreement calls for an all-cash transaction valued at approximately $19.7 million. Under the terms of the transaction, shareholders of First Ipswich will receive $8.10 in cash in exchange for each share of First Ipswich common stock and Series A preferred stock outstanding.

The completion of the acquisition, which is subject to regulatory approvals, approval of First Ipswich shareholders, and other customary closing conditions, is expected to occur in the first quarter of calendar year 2011. It is contemplated that The First National Bank of Ipswich (“FNBI”), a wholly owned subsidiary of First Ipswich, will remain as a separate subsidiary of Brookline. The combined organization will have 26 banking offices serving individuals and businesses in the Boston metropolitan area and on the North Shore of eastern Massachusetts.

Paul Perrault, chief executive officer of Brookline, said, “The combined organization will have strong capital, the resources to offer expanded consumer and commercial products, and the ability to establish high quality customer relationships. We look forward to enhancing FNBI’s capacity to build on its successful North Shore franchise and to improving the results of both banks.”

Russell Cole, president and chief executive officer of FNBI, added, “This deal recognizes the value of The First National Bank of Ipswich franchise, as we continue to serve the North Shore in the years to come. This acquisition offer confirms that the hard work done in recent years by our Board, management, and staff was a success, and demonstrates that we are an attractive partner. I look forward to joining forces with such a well-positioned and well-respected bank in achieving even greater results in the future.”

Upon completion of the transaction, Mr. Cole will continue to serve as president and chief executive officer of FNBI, and because there is no geographical overlap, all branch offices will be retained.

RBC Capital Markets served as financial advisor to First Ipswich Bancorp and rendered a fairness opinion to the Board of Directors in conjunction with this transaction.

Brookline has prepared an investor package regarding the pending acquisition which is available on Brookline's website at http://www.brooklinebank.com/home/about/inthenews.

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About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., headquartered in Brookline, Massachusetts, operates as the bank holding company for Brookline Bank. A full-service financial institution founded in 1871, Brookline Bank provides individuals and small-to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services. Brookline Bank operates 20 branches in the greater Boston area. For more information, go to www.brooklinebank.com.

About First Ipswich Bancorp

First Ipswich Bancorp operates as the bank holding company for The First National Bank of Ipswich. Incorporated in 1892, The First National Bank of Ipswich is a full-service commercial bank with six branches serving communities on the North Shore of eastern Massachusetts.

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The above text, as well as the Brookline Bancorp investor package referenced herein, contain statements about future events that constitute forward-looking statements, including statements regarding the parties’ ability to complete the acquisition, the expected timing of completion and the expected benefits of the transaction, including projected expense savings and earnings accretion. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, failure of the parties to satisfy the conditions to closing for the acquisition, failure of the First Ipswich shareholders to approve the proposed transaction, failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals, disruption to the parties’ businesses as a result of the announcement and pendency of the acquisition, changes in the level of non-performing assets and charge-offs, changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, changes in the financial performance and/or condition of borrowers, changes in customer borrowing and savings habits, difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe, difficulties related to the integration of the businesses following the acquisition, general economic conditions, changes in interest rates, or other regulatory considerations and competition. Neither Brookline nor First Ipswich undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.